CODE OF ETHICS
                                       OF
                     AXA ROSENBERG INVESTMENT MANAGEMENT LLC


This Code of Ethics (the "Code"), has been adopted by AXA Rosenberg Investment Management LLC (the "Company") on April 26, 2000. The Code shall apply to all Covered Persons (as defined below in Section 2), except as noted in Section 3 below.


 1.      Statement of General Principles.

This Code is intended as a statement of general fiduciary principles that govern the personal investment and other activities of all Covered Persons. In addition to the specific standards and guidelines set forth below, Covered Persons must govern themselves in accordance with the AXA Rosenberg Group Policy On Personal Trading and Insider Trading (attached as Exhibit 1 and incorporated herein by reference) and the following general principles:

     A. The Code is based on the principle that all Covered Persons owe a fiduciary duty to, among others, the shareholders of the U.S. registered investment companies and series thereof (each a "Fund" and, collectively, the "Funds") and other clients for which the Company acts as investment adviser (each a "Client" and, collectively, its "Clients"), to conduct their personal securities transactions in a manner which does not interfere with a Fund's or a Client's portfolio transactions or otherwise take unfair advantage of their relationship to any Fund or Client. Persons covered by this Code must adhere to this general principle and must comply with the specific provisions contained in the Code and in the AXA Rosenberg Group Policy On Personal Trading and Insider Trading.

     B. Covered Persons should not take inappropriate advantage of their positions. Troublesome questions can arise whenever Covered Persons receive unusual investment opportunities, perquisites, or gifts of more than de minimis value from persons doing or seeking to do business with a Fund or the Company. As a general principle, it is imperative that those who work for or on behalf of the Fund or the Company avoid any situation which might compromise or call into question the exercise of their fully independent judgment or the fulfillment of their fiduciary duties to any Fund or Client.

     C. This Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not necessarily shield Covered Persons from liability for personal trading or other conduct which violates their fiduciary duties to a Fund or a Client. In addition to the specific prohibitions contained in this Code, Covered Persons are also subject to a general requirement not to engage in any act or practice that would defraud a Fund or Client. This general prohibition includes, in connection with the purchase or sale of a Security Held or to be Acquired (as such term is defined in Section 2 below) by a Fund or Client:

                  (i) Making any untrue statement of a material fact;

                  (ii) Creating materially misleading impressions by omitting to state or failing to provide any information necessary to make any statements made, in light of the circumstances in which they are made, not misleading;

                  (iii) Making investment changes in the research model and trading decisions other than for the benefit of and in the overall best interest of the Company's Funds and Clients;

                  (iv) Using information about investment or trading decisions or changes in the research model (whether considered, proposed or made) to benefit or avoid economic injury to anyone other than a Fund or a Client;

                  (v) Taking, delaying, or omitting to take any action with respect to any research model recommendation or report or any investment or trading decision for a Fund or a Client in order to avoid economic injury to anyone other than a Fund or a Client;

                  (vi) Purchasing or selling a Security on the basis of knowledge of a possible trade by or for a Fund or a Client;

                  (vii) Revealing to any other person (except in the normal course of an Covered Person's duties on behalf of a Fund or a Client) any information regarding Securities transactions by a Fund or on behalf of a Client or the consideration by a Fund or a Client of any such Securities transactions; or

                  (viii) Engaging in any manipulative practice with respect to a Fund or a Client.


 2.      Definitions.

     A. "Covered Person" means any director, trustee, officer, member, employee, general partner, or Advisory Person of the Company including any person whose function causes such person to be an "Access Person" of the Company as defined by Rule 17j-1 of the Investment Company Act of 1940 ("Investment Company Act"). In addition, "Covered Person" includes any director, officer, or employee of a Subadviser or Distributor whose function causes such person to be an "Access Person" as defined by Rule 17j-1 of the Investment Company Act."Covered Person" shall also include all "Investment Personnel" (as defined herein).

     B. "Advisory Person" means any employee of a Fund or the Company, or of any company in a Control relationship to a Fund or the Company, who, in connection with his regular functions or duties, makes, participates in, or obtains information, regarding the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     C. "AXA Rosenberg Group Policy On Personal Trading and Insider Trading" means the personal trading policy and procedures (as the same may from time to time be revised, amend or restated) applicable to Covered Persons.

     D. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
     Section 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Covered Person has or acquires.

     E. "Company" shall mean AXA Rosenberg Investment Management LLC.

     F. "Compliance Officer" shall mean that person, as designated by the Company from time to time, who is primarily responsible for the various compliance functions of such officer as set forth in this Code and for ensuring that the provisions of this Code are followed by those persons to whom they apply. Initially, the Compliance Officer shall be William R. Wiebe, Esq.

     G. "Control" shall have the same meaning as that set forth in Section 2(a)
     (9) of the Investment Company Act.

     H. "Distributor" means Barr Rosenberg Funds Distributor, Inc.

     I. "Fund" means the investment companies and series thereof.

     J. "Client" means any person or other business entities for which the Company acts as investment adviser.

     K. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 of 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

     L. "Investment Personnel" means: (i) Any employee of a Fund or the Company (or of any company in a Control relationship to a Fund or the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; (ii) any natural person who controls a Fund or the Company and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by such Fund.

     M. "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a security, including any security that is convertible into or exchangeable for any security that is held or to be acquired by a Fund or a Client.

     N. "Restricted Person" means the Covered Person, his/her spouse (including any domestic partner or "significant other" of the Covered Person living in the same household as the Covered Person), the Covered Person's minor children, and/or any other of the Covered Person's immediate adult family members living in the same household as the Covered Person to whom the Covered Person provides investment advice or information relating to such proposed trade (please note that Covered Persons are prohibited from disclosing any investment information obtained in the course of their work with the Company, except as required by law or as required for legitimate Company business purposes) or any trust(s) of which the Covered Person or a Restricted Person is a trustee or beneficiary.

     O. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, repurchase agreements and other high quality short term debt instruments (any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization), bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the board of trustees of a Fund.

     P. "Security Held or to be Acquired" by a Fund or a Client means: any Security (including any option to purchase or sell, and any security convertible into or exchangeable for, a Security) which: (A) is held by the Fund or in a Client account; or (B) is being considered by the Fund or the Company for purchase by a Fund or a Client account.

     Q. "Subadviser" means such companies, if any, which may from time to time act as a subadviser to the Company for a Fund.


 3.      Application.

The Subadvisers to a Fund, if any, and their affiliates will have their own Codes of Ethics pursuant to Rule 17j-l under the Investment Company Act. Any person, who is subject to a Subadviser's Code of Ethics that has been approved by a Fund's trustees pursuant to Rule 17j-1 and who complies with such Code, shall not be subject to the provisions of this Code with respect to his relations with such Fund.


 4.      Exempted Transactions.

The prohibitions of Section 5 of this Code shall not apply to:

         (i) Purchases or sales of Securities effected in any account over which the Covered Person has no direct or indirect influence or control.

         (ii) Purchases or sales of Securities which are non-volitional on the part of the Covered Person or the relevant Fund of Client account.

         (iii) Purchases of Securities which are part of an automatic dividend reinvestment plan.

         (iv) Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
 5.      Prohibited Purchases or Sales.

 A Covered Person shall not purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows (or should have known at the time of such purchase or sale):


         (i) is being (or is recommended to be) purchased by the Company's investment model on behalf of a Fund or a Client (in the case of a purchase of a Security by an Covered Person); or


         (ii) is being (or is recommended to be) sold by the Company's investment model on behalf of a Fund or a Client (in the case of a sale of a Security by an Covered Person); or


         (iii) for any other reason has not been approved by the Compliance Officer (or his or her designated representative).



 6.      Pre-Clearance of Personal Trades.

For any non-exempt transaction, Covered Persons shall obtain approval from the Compliance Officer (or his or her designated representative) prior to the acquisition or sale of any Security on behalf of any Restricted Person (such transactions shall include any "trade" as defined in the AXA Rosenberg Group Policy On Personal Trading and Insider Trading). Any request for pre-clearance of a personal trade shall be made in the manner provided in the AXA Rosenberg Group Policy On Personal Trading and Insider Trading.


 7. Pre-Clearance of Participation in Private Placements and Initial Public Offerings.

All Investment Personnel shall obtain approval from the Compliance Officer (or his or her designated representative) prior to the acquisition of securities issued pursuant to a private placement or an Initial Public Offering on behalf of any Restricted Person. Any request for pre-clearance of a private placement or an Initial Public Offering shall be made in the manner provided in the AXA Rosenberg Group Policy On Personal Trading and Insider. In reviewing the request, the Compliance Officer shall take into account, among other factors, whether the opportunity is being offered to such person as a result of his or her position with a Fund or the Company and whether such approval would create any material conflict of interest or any appearance of a material conflict of interest.


 8.      Reporting.

     A. Every Covered Person shall, in a timely manner, provide to the Compliance Officer (or his or her designated representative) all applicable information required to be reported under the provisions contained in the AXA Rosenberg Group Policy On Personal Trading and Insider Trading, including, without limitation, all quarterly and annual reporting and disclosure requirements contained therein and all reports and account statements with respect to any non-exempt transactions regarding any Security in which such Covered Person has, or by reason of such transaction on behalf of any Restricted Person acquires, any direct or indirect Beneficial Ownership.

     B. Any such report provided by a Covered Person may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     C. All such reports, account statements, and all related information described in this Section 8 of the Code shall be subject to review by the Compliance Officer (or his or her designated representative) or other appropriate management personnel.

     D. Confidentiality. All reports of securities transactions and any other information filed with the Company by Covered Persons pursuant to this Code or the AXA Rosenberg Group Policy On Personal Trading and Insider Trading shall be treated as confidential by the Company, except in regards to examinations by appropriate Company management, representatives of the Securities and Exchange Commission, or as otherwise required by law.


 9.      Records.

 The Company shall maintain records in the manner and to the extent set forth below that shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

         A. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

         B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         C. The Company shall preserve a copy of each report made pursuant to this Code by any Covered Person for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         D. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         E. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Covered Persons of securities under Sections 6 and 7 of this Code, shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.


10.      Other Restricted Activities of Covered Persons.
     A. Gifts. Covered Persons are prohibited from receiving, either directly or indirectly, any item which has a value in excess of a de minimis amount from any person where such payment or gratuity is in relation to the business of the employer of the offeror of the payment or gratuity.

     B. Service as a Director. Covered Persons are prohibited from serving on the boards of directors of publicly traded companies, absent a prior authorization from the Compliance Officer based upon a determination that the board service would not be inconsistent with the interests of the Funds or the Company's Clients.


11.      Sanctions.

Upon discovering a violation of this Code, the Company may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of the employment of the violator. Any material violations of this Code and any sanctions imposed with respect hereto shall be reported periodically to the board of trustees (or directors) of the relevant Fund or Funds.


12.      Certification of Compliance With Code.

All Covered Persons shall certify annually that they:

         (i) have read and understood the Code and are subject thereto; (ii) have complied with the requirements of the Code; and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.


13. Report and Certification of Adequacy to the Members and Boards.

On an annual basis, the Compliance Officer shall prepare a written report to the management of the Company and the boards of trustees (or directors) of the Funds setting forth the following:

             (i) stating that the Code of Ethics procedures have been designed to prevent Covered Persons from violating the Code; (ii) a summary of existing procedures concerning personal investing and any changes in procedures made during the past year; (iii) identifying any violations that required significant remedial action during the past year; and (iv) identifying any recommended changes in existing restrictions or procedures based upon the Company's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.


14.      Board Approval.

Following the report and certification by the Compliance Officer, the boards of trustees of the Fund or Funds(s) (including a majority of independent trustees) must approve this Code of Ethics on an annual basis. Any material change to this Code must be approved within six months.